Exhibit 99.1

AEGION REPORTS 2014 SECOND QUARTER FINANCIAL RESULTS

•	Second quarter 2014 non-GAAP diluted earnings per share from continuing operations were $0.34. On an as-reported GAAP basis, diluted earnings per share in the second quarter of 2014 were $0.33.

•	Energy and Mining non-GAAP operating income increased 2.7 percent over the prior year quarter to $8.3 million aided by the Brinderson acquisition on July 1, 2013.

•	Water and Wastewater operating income increased 40.0 percent over the prior year quarter to $12.7 million. Operating margins increased 200 basis points to 9.8 percent.

•	Commercial and Structural generated a slight profit in the quarter, a significant improvement from the first quarter of 2014.

•
Consolidated backlog as of June 30, 2014, compared to a year ago and excluding Brinderson, increased 13.9 percent to $581.1 million primarily due to a 19.6 percent increase for Water and Wastewater and a 11.6 percent increase for Energy and Mining. Brinderson’s backlog as of June 30, 2014 was $248.1 million, a 23.4 percent increase since the acquisition on July 1, 2013. Aegion’s total backlog was $829 million, an all-time record.

St. Louis, MO - July 29, 2014 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported financial results for the second quarter and first six months of 2014. For the second quarter, reported GAAP income from continuing operations totaled $12.8 million, or $0.33 per diluted share, compared to $18.2 million, or $0.47 per diluted share, in the prior year period. Excluding adjustments, income from continuing operations was $13.1 million, or $0.34 per diluted share, for the second quarter of 2014 compared to $13.3 million, or $0.34 per diluted share for the prior year quarter (non-GAAP1). In the second quarter of 2013, the Company recognized $1.3 million, or $0.03 per diluted share, for equity in earnings of affiliated companies from two joint ventures that were divested prior to April 1, 2014, with no resulting contribution in the second quarter of 2014.

For the first six months of 2014, reported GAAP income from continuing operations was $17.3 million, or $0.45 per diluted share, compared to $21.8 million, or $0.56 per diluted share, in the prior year period. Excluding adjustments, income from continuing operations for the first six months of 2014 totaled $17.9 million, or $0.47 per diluted share, compared to $16.9 million, or $0.43 per diluted share.

________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
1 Reconciliation of all GAAP to non-GAAP financial results in this release are presented on pages 10 through 13. Consolidated second quarter 2014 non-GAAP results exclude a $0.5 million pre-tax charge, or $0.01 per diluted share, from acquisition-related expenses. 2014 year-to-date non-GAAP EPS excludes the acquisition-related expenses just noted plus $0.5 million pre-tax, or $0.01 per diluted share of expense recorded in connection with the March 31, 2014 sale of the Company’s 49% interest in Bayou Coating, L.L.C., recorded in “Other income (expense)” on the Consolidated Statement of Operations.

Chuck Gordon, Aegion’s Interim Chief Executive Officer, commented, “Aegion achieved second quarter results that were largely in line with expectations as Corrpro’s performance rebounded in May and June. Insituform’s North American business completed a strong second quarter and Fyfe North America delivered improved performance consistent with our expectations for a recovery in 2014. We did experience unplanned project delays late in the quarter, particularly related to the CRTS/Wasit project and United Pipeline Systems. While Brinderson’s upstream business increased over 50 percent year-over-year on a pro forma basis, additional opportunities expected in the quarter have not materialized including slower progress in the Permian Basin. Aegion has a strong backlog position, which supports our expectations for a seasonally strong second half of the year that can achieve full-year non-GAAP earnings per share from continuing operations in the range of $1.50 to $1.65, in line with our previously stated guidance.”

2014 Second Half Outlook

The second half of the year is seasonally the largest for Corrpro, United Pipeline Systems and Brinderson within the Energy and Mining platform. Corrpro’s backlog, as of June 30, 2014, was a record $87 million as new orders increased by 9.4 percent in the second quarter compared to prior year period and the bid table remains robust. United Pipeline Systems has an active bid table, which is indicative of the favorable market conditions in North America and the Middle East, as well as new opportunities in South America. Brinderson enjoyed record billable hours for the downstream maintenance business in the first half of 2014, which we expect to continue in the second half of the year. Brinderson also is pursuing several opportunities in the upstream market with the potential for contribution in the second half of 2014. For the project-based Energy and Mining businesses, pipe welding rates for the offshore portion of the Wasit project have improved in July from the significantly slower pace in the second quarter. The delays experienced in the second quarter shifts the expected completion date to early 2015, consistent with prior forecasts. Bayou has a strong backlog position in Canada and the United States. Bayou’s facility in Louisiana recently received two key project awards increasing backlog to the highest levels since mid-2012. The timing for pipe delivery and coating schedules, which define the start-date for these projects, is yet to be determined. Based on these favorable market conditions and backlog, the Company continues to expect 2014 revenues in the range of $770 million to $800 million and operating margins in the range of 8.0 percent to 9.0 percent.

For the Water and Wastewater platform, backlog as of June 30, 2014 was $317.3 million, a 19.6 percent increase from June 30, 2013. Insituform’s North American business has a strong backlog position, creating a solid base for continued improved performance in the second half of 2014. The international markets generally remain stable. The strong North America position continues to support full year 2014 revenues of $500 million to $525 million and operating margins of 7.0 percent to 8.0 percent.

The Company achieved progress in the first half of 2014 with respect to Commercial and Structural’s North American business. Investments made in 2013 and 2014 to create a more robust sales organization and stronger project management capabilities are taking hold through increased sales visibility reflected in recent new orders that were the highest since 2012. Improving conditions in the North American operation and opportunities in Asia reaffirm the expectations for Commercial and Structural revenues in the range of $70 million to $85 million and operating margins ranging from negative low single digits to positive low single digits.

“We have the backlog in hand and a solid bid table with our core businesses for a strong second half of 2014,” said Mr. Gordon. “While we have a cautious outlook this year with respect to the project-based businesses, we are making progress in the expected recovery of our Commercial and Structural platform.

As we look ahead, our top priority is to improve execution across the organization through investments in people and best-in-class operating systems, assessing businesses and markets to best position our go-to-market strategies, and engendering stronger cooperation and collaboration to leverage resources and best practices. These efforts are part of our ongoing commitment to further the Company’s long-term strategic and financial objectives. Aegion enjoys favorable end markets that support both our current expectations for growth in 2014, as well as our strategy to achieve sustainable growth and improve return on invested capital.”

Consolidated Highlights

Second Quarter 2014 versus Second Quarter 2013

Revenues increased $80.8 million, or 33.4 percent. Brinderson contributed $72.7 million in revenues during the quarter with no revenue contribution during the second quarter of 2013. Revenues from the Water and Wastewater segment increased $14.0 million, or 12.1 percent, primarily in the North American business. Partially offsetting these increases were decreased revenues from the industrial linings business as a result of declines in certain international mining markets and the completion of the large Moroccan project in late 2013, and the continued lull in pipe coating project activity for the Gulf of Mexico. Commercial and Structural revenues decreased $0.2 million from lower workable backlog and customer driven project delays in the North American operations, partially offset by increase in material sales and installation revenues in the Asian operations.

Gross profit increased $13.4 million, or 22.8 percent, to $71.9 million, with Brinderson contributing $10.9 million. Water and Wastewater increased gross profit by $3.7 million, or 14.4 percent, due to increased revenues and improved margins from the North American operations. Partially offsetting the increases were the issues noted above impacting revenues and decreased project work from both CRTS and Bayou coating operations. Excluding Brinderson, consolidated gross margins improved by 20 basis points in the quarter primarily due to improved margins for Insituform’s North America business and higher margin work performed in Bayou’s operations in Louisiana. Commercial and Structural gross profit of $6.7 million was even with the prior year quarter.

Operating expenses increased $9.9 million, or 24.3 percent. Brinderson added $7.3 million to operating expenses during the second quarter of 2014. Exclusive of Brinderson, operating expenses as a percent of revenue for Energy and Mining increased 300 basis points, primarily due to continued strategic investments in the Middle East. Water and Wastewater operating expenses as a percent of revenue decreased 150 basis points as expenses remained relatively flat year over year while revenues grew 12.1 percent. Operating expenses as a percent of revenue for Commercial and Structural increased 270 basis points year over year due to an increase in North America related to the investments made to restore growth and improve operational capabilities.

Operating income increased 30.3 percent to $20.6 million in the second quarter of 2014 compared to the second quarter of 2013. Excluding acquisition-related expenses, operating income increased $3.4 million, or 19.3 percent, to $21.2 million (non-GAAP). The Energy and Mining and Water and Wastewater segments increased operating income by $1.6 million and $3.6 million, respectively.

The second quarter 2014 financial results also include a $0.5 million, or $0.01 per diluted share, non-cash unrealized loss from foreign currency fluctuations on dollar denominated foreign subsidiary loans and payables.

Cash Flow

Net cash flow provided by continuing operations for the first six months of 2014 was $19.0 million compared to $16.9 million provided in the first six months of 2013. The increase in operating cash flow compared to 2013 was primarily due to improved net income, partially offset by the timing of working capital requirements.

Net cash flow used by investing activities in the first six months of 2014 was $5.6 million compared to $6.5 million of cash provided by investing activities in the first six months of 2013. Capital expenditures in the first six months of 2014 were $13.8 million compared to $13.1 million in the first six months of 2013, a slight increase due to the addition of Brinderson and more maintenance capital to support Insituform’s growing North American business. On March 31, 2014, we sold our 49% ownership interest in Bayou Coating, L.L.C. for $9.1 million. On June 30, 2013, we received $18.3 million in connection with the sale of our 50 percent interest in our German joint venture.

Net cash flows from financing activities used $25.2 million during the first six months of 2014 compared to $28.1 million used in the first six months of 2013. During 2014, the Company used $20.7 million to repurchase 882,840 shares of common stock through open market purchases and in connection with the Company’s equity compensation programs, as compared to $15.8 million to repurchase 696,310 shares in the first six months of 2013. During the first six months of 2014 and 2013, the Company made scheduled principal payments on its long-term debt of $8.9 million and $12.5 million, respectively.

Net cash flow for the first six months of 2014 was an outflow of $11.9 million compared to an outflow of $15.4 million in the first six months of 2013.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited, in millions)

	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Energy and Mining (1)	$463.5	$416.8	$429.1	$193.0
Water and Wastewater	317.3	285.5	280.1	265.2
Commercial and Structural	48.4	46.4	49.8	52.2
Total backlog	$829.2	$748.7	$759.0	$510.4
_________________________________

(1)
June 30, 2014, March 31, 2014 and December 31, 2013 included backlog from Brinderson of $248.1 million, $255.8 million and $268.3 million, respectively. Brinderson backlog represents expected revenues to be realized under long-term Master Service Agreements (“MSAs”) and other signed contracts. If the remaining term of these arrangements exceeds 12 months, the unrecognized revenues attributable to such arrangements included in backlog are limited to only the next 12 months of expected revenues.

Energy and Mining segment contract backlog at June 30, 2014 was $463.5 million, which included backlog of $248.1 million related to Brinderson. Exclusive of Brinderson, backlog at June 30, 2014 was $215.4 million, which was an increase of $54.4 million, or 33.8 percent, compared to March 31, 2014, and a $22.4 million, or 11.6 percent, increase compared to June 30, 2013. Backlog for the Energy and Mining segment (exclusive of Brinderson) improved on a year over year basis primarily due to improvements in Corrpro protection operations, primarily in the United States, and Bayou’s operations in Louisiana, which recently secured large contracts with two major customers. Offsetting these improvements were year over year declines due to the completion of the large Moroccan project in late 2013, a reduction in capital and maintenance expenditures impacting the industrial linings operations, primarily in South America and Mexico, and progress on the Wasit gas field project in Saudi Arabia. At the date of its acquisition, July 1, 2013, backlog for Brinderson was $201.0 million and has increased 23.4 percent to $248.1 million at June 30, 2014. This increase was principally due to securing significant new downstream long-term maintenance contracts with customers in the fourth quarter of 2013.

Contract backlog in our Water and Wastewater segment was $317.3 million at June 30, 2014, a $31.8 million, or 11.1 percent, increase from backlog at March 31, 2014 and a $52.1 million, or 19.6 percent, increase from backlog at June 30, 2013.

Contract backlog for the Commercial and Structural segment was $48.4 million at June 30, 2014. This represented an increase of $2.0 million, or 4.3 percent, compared to March 31, 2014 and a decrease of $3.8 million, or 7.3 percent, compared to June 30, 2013. The increase compared to the prior quarter is attributable to North American backlog improvements due to improved volume of new orders and better visibility into project opportunities.

Segment Reporting

Energy and Mining

	Quarters Ended June 30,		Increase (Decrease)
	2014	2013	$	%
Revenues	$175,608	$108,592	$67,016	61.7%
Gross profit	35,967	26,294	9,673	36.8
Gross profit margin	20.5%	24.2%	n/a	(370	)bp
Operating expenses	27,685	18,230	9,455	51.9
Acquisition-related expenses	539	1,908	(1,369)	(71.8)
Operating income	7,743	6,156	1,587	25.8
Operating margin	4.4%	5.7%	n/a	(130	)bp
Non-GAAP operating income	8,282	8,064	218	2.7

	Six Months Ended June 30,		Increase (Decrease)
	2014	2013	$	%
Revenues	$359,518	$217,283	$142,235	65.5%
Gross profit	71,476	50,560	20,916	41.4
Gross profit margin	19.9%	23.3%	n/a	(340	)bp
Operating expenses	55,519	37,045	18,474	49.9
Acquisition-related expenses	539	1,908	(1,369)	(71.8)
Operating income	15,418	11,607	3,811	32.8
Operating margin	4.3%	5.3%	n/a	(100	)bp
Non-GAAP operating income	15,957	13,515	2,442	18.1

Second Quarter 2014 versus Second Quarter 2013

Excluding acquisition-related expenses (non-GAAP), Energy and Mining operating income increased $0.2 million, or 2.7 percent, to $8.3 million due principally to a $3.6 million contribution from Brinderson in the second quarter of 2014. In addition, gross profits from Bayou’s operations in Canada and Louisiana were strong when compared to the prior year second quarter. Offsetting these increases were declines in United Pipeline Systems caused by soft market conditions in several international markets and the completion of the large Morocco project in 2013 with no comparable contribution during the second quarter of 2014.

Water and Wastewater

	Quarters Ended June 30,		Increase (Decrease)
	2014	2013	$	%
Revenues	$129,710	$115,736	$13,974	12.1%
Gross profit	29,257	25,576	3,681	14.4
Gross profit margin	22.6%	22.1%	n/a	50	bp
Operating expenses	16,603	16,536	67	0.4
Operating income	12,654	9,040	3,614	40.0
Operating margin	9.8%	7.8%	n/a	200	bp

	Six Months Ended June 30,		Increase (Decrease)
	2014	2013	$	%
Revenues	$235,843	$219,531	$16,312	7.4%
Gross profit	49,359	44,737	4,622	10.3
Gross profit margin	20.9%	20.4%	n/a	50	bp
Operating expenses	33,685	33,135	550	1.7
Operating income	15,674	11,602	4,072	35.1
Operating margin	6.6%	5.3%	n/a	130	bp

Second Quarter 2014 versus Second Quarter 2013

Water and Wastewater achieved a $3.6 million, or 40.0 percent, increase in operating income compared to the prior year quarter. The increase came from higher revenues in Insituform’s North American operations as a result of increased workable backlog. Operating expenses increased by only a modest 0.4 percent, another contributing factor to a 200 basis point improvement in operating margins. The successes achieved from the efforts to improve project cost estimating, maintain bidding discipline and focus on strong project management execution contributed to the quarter’s results.

Commercial and Structural

	Quarters Ended June 30,		Increase (Decrease)
	2014	2013	$	%
Revenues	$17,550	$17,772	$(222)	(1.2)%
Gross profit	6,694	6,698	(4)	(0.1)
Gross profit margin	38.1%	37.7%	n/a	40	bp
Operating expenses	6,472	6,071	401	6.6
Operating income	222	627	(405)	(64.6)
Operating margin	1.3%	3.5%	n/a	(220	)bp

	Six Months Ended June 30,		Increase (Decrease)
	2014	2013	$	%
Revenues	$33,741	$31,262	$2,479	7.9%
Gross profit	12,146	11,408	738	6.5
Gross profit margin	36.0%	36.5%	n/a	(50	)bp
Operating expenses	13,485	11,976	1,509	12.6
Operating loss	(1,339)	(568)	(771)	(135.7)
Operating margin	(4.0)%	(1.8)%	n/a	(220	)bp

Second Quarter 2014 versus Second Quarter 2013

Commercial and Structural operating income decreased $0.4 million primarily driven by increased operating expenses resulting from the investments made in 2013 and 2014 in business development professionals, operation and project management, and systems to restore the sales growth and improve the business’ operational capabilities. Second quarter 2014 operating results improved $1.8 million from the first quarter of 2014, marking the third consecutive quarter of improved operating income.

About Aegion

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services: (i) to protect against the corrosion of industrial pipelines; (ii) to rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) to utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services for a broad range of energy related industries. Our business activities include manufacturing, distribution, maintenance, construction, installation, coating and insulation, cathodic protection, research and development and licensing. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on February 28, 2014, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in our filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share from continuing operations. The non-GAAP earnings per share in 2014 exclude the earnings impact of acquisition-related expenses and the loss on sale of our 49 percent interest in Bayou Coating, L.L.C. The non-GAAP earnings per share in 2013 exclude the earnings impact of acquisition-related expenses, the gain related to the sale of our German joint venture, charges associated with our decision to liquidate Bayou Welding Works and a goodwill write-off associated with the sale of our interest in Bayou Coating, L.L.C. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion®, the Aegion® logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Bayou Companies®, Corrpro®, CRTS™, Fyfe® and Brinderson® are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$322,868	$242,100	$629,102	$468,076
Cost of revenues	250,950	183,532	496,121	361,371
Gross profit	71,918	58,568	132,981	106,705
Operating expenses	50,760	40,837	102,689	82,156
Acquisition-related expenses	539	1,908	539	1,908
Operating income	20,619	15,823	29,753	22,641
Other income (expense):
Interest expense	(3,320)	(2,243)	(6,435)	(4,579)
Interest income	125	46	377	118
Other	(687)	7,169	(1,463)	7,083
Total other income (expense)	(3,882)	4,972	(7,521)	2,622
Income before taxes on income	16,737	20,795	22,232	25,263
Taxes on income	3,961	3,709	5,573	4,821
Income before equity in earnings of affiliated companies	12,776	17,086	16,659	20,442
Equity in earnings of affiliated companies	—	1,310	677	2,212
Income from continuing operations	12,776	18,396	17,336	22,654
Loss from discontinued operations	(364)	(4,977)	(496)	(5,898)
Net income	12,412	13,419	16,840	16,756
Non-controlling interests	(26)	(206)	(57)	(832)
Net income attributable to Aegion Corporation	$12,386	$13,213	$16,783	$15,924

Earnings per share attributable to Aegion Corporation:
Basic:
Income from continuing operations	$0.34	$0.47	$0.46	$0.56
Loss from discontinued operations	(0.01)	(0.13)	(0.01)	(0.15)
Net income	$0.33	$0.34	$0.45	$0.41
Diluted:
Income from continuing operations	$0.33	$0.47	$0.45	$0.56
Loss from discontinued operations	(0.01)	(0.13)	(0.01)	(0.15)
Net income	$0.32	$0.34	$0.44	$0.41

Weighted average shares outstanding - Basic	37,893,170	38,960,439	37,928,548	38,919,551
Weighted average shares outstanding - Diluted	38,250,198	39,318,829	38,306,647	39,311,389

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended June 30, 2014

	As Reported (GAAP)	Acquisition-Related Expenses (1)	As Adjusted (Non-GAAP)
Affected Line Items:
Operating expenses	$51,299	$(539)	$50,760
Operating income	20,619	539	21,158
Income before taxes on income	16,737	539	17,276
Taxes on income	3,961	208	4,169

Income from continuing operations attributable to Aegion Corporation (2)	12,750	331	13,081

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (2)	$0.33	$0.01	$0.34
_________________________________

(1)
Includes expenses incurred in connection with the 2012 acquisition of Fyfe Group LLC’s Asian operations (Fyfe Asia), the 2013 acquisition of Brinderson, L.P. and other potential acquisition activity pursued by the Company during the period (non-GAAP).

(2)	Includes non-controlling interests.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended June 30, 2013

	As Reported (GAAP)	Acquisition-Related Expenses (1)	Joint Venture/Divestiture Activity (2)(3)	As Adjusted (Non-GAAP)
Affected Line Items:
Operating expenses	$42,745	$(1,908)	$—	$40,837
Operating income	15,823	1,908	—	17,731
Other income (expense):
Other	7,169	—	(8,688)	(1,519)
Income before taxes on income	20,795	1,908	(8,688)	14,015
Taxes on income	3,709	760	(2,635)	1,834

Income from continuing operations attributable to Aegion Corporation (4)	18,190	1,148	(6,053)	13,285

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (4)	$0.47	$0.02	$(0.15)	$0.34
_________________________________

(1)	Includes expenses incurred in conjunction with the acquisition of Brinderson, L.P. in July 2013 and other acquisition activity pursued by the Company during the period (non-GAAP).

(2)
Includes a gain on the sale of the Company’s 50 percent interest in Insituform Rohrsanierungstechniken GmbH. The sale price was €14.0 million, approximately $18.3 million. The sale resulted in a gain on the sale of approximately $11.3 million (net of $0.5 million of transaction expenses) (non-GAAP).

(3)
Includes a non-cash write down of the Company’s investment in Bayou Coating, LLC. The Company recognized a non-cash charge of $2.7 million ($1.8 million post-tax) related to the goodwill allocated to the joint venture as part of the purchase price accounting associated with the 2009 acquisition of The Bayou Companies, LLC. The non-cash charge represented the Company’s then current estimate of the difference between the carrying value of the investment on the balance sheet and the amount the Company would receive in connection with the exercise (non-GAAP).

(4)	Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Six-Month Period Ended June 30, 2014

	As Reported (GAAP)	Acquisition-Related Expenses (1)	Loss on Sale of Bayou Coating (2)	As Adjusted (Non-GAAP)
Affected Line Items:
Operating expenses	$103,228	$(539)	$—	$102,689
Operating income	29,753	539	—	30,292
Other income (expense):
Other	(1,463)	—	472	(991)
Income before taxes on income	22,232	539	472	23,243
Taxes on income	5,573	208	194	5,975

Income from continuing operations attributable to Aegion Corporation (3)	17,279	331	278	17,888

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (3)	$0.45	$0.01	$0.01	$0.47
_________________________________

(1)
Includes expenses incurred in connection with the 2012 acquisition of Fyfe Group LLC’s Asian operations (Fyfe Asia), the 2013 acquisition of Brinderson, L.P. and other acquisition activity pursued by the Company during the period (non-GAAP).

(2)
Represents a loss on the sale of the Company’s 49 percent interest in Bayou Coating, L.L.C. The difference between the Company’s recorded gross equity in earnings of affiliated companies of approximately $1.2 million and the final equity distribution settlement of $0.7 million resulted in a loss of approximately $0.5 million that is recorded in “Other income (expense)” on the consolidated statement of operations (non-GAAP).

(3)	Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Six-Month Period Ended June 30, 2013

	As Reported (GAAP)	Acquisition-Related Expenses (1)	Joint Venture/Divestiture Activity (2)(3)	As Adjusted (Non-GAAP)
Affected Line Items:
Operating expenses	$84,064	$(1,908)	$—	$82,156
Operating income	22,641	1,908	—	24,549
Other income (expense):
Other	7,083	—	(8,688)	(1,605)
Income before taxes on income	25,263	1,908	(8,688)	18,483
Taxes on income	4,821	760	(2,635)	2,946

Income from continuing operations attributable to Aegion Corporation (4)	21,822	1,148	(6,053)	16,917

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (4)	$0.56	$0.02	$(0.15)	$0.43
_________________________________

(1)	Includes expenses incurred in conjunction with the acquisition of Brinderson, L.P. in July 2013 and other acquisition activity pursued by the Company during the period (non-GAAP).

(2)
Includes a gain on the sale of the Company’s 50 percent interest in Insituform Rohrsanierungstechniken GmbH. The sale price was €14.0 million, approximately $18.3 million. The sale resulted in a gain on the sale of approximately $11.3 million (net of $0.5 million of transaction expenses) (non-GAAP).

(3)
Includes a non-cash write down of the Company’s investment in Bayou Coating, LLC. The Company recognized a non-cash charge of $2.7 million ($1.8 million post-tax) related to the goodwill allocated to the joint venture as part of the purchase price accounting associated with the 2009 acquisition of The Bayou Companies, LLC. The non-cash charge represented the Company’s then current estimate of the difference between the carrying value of the investment on the balance sheet and the amount the Company would receive in connection with the exercise (non-GAAP).

(4)	Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share amounts)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$146,146	$158,045
Restricted cash	575	483
Receivables, net	229,158	231,775
Retainage	35,481	30,831
Costs and estimated earnings in excess of billings	105,131	79,999
Inventories	60,591	58,768
Prepaid expenses and other current assets	40,054	38,522
Current assets of discontinued operations	4,899	5,435
Total current assets	622,035	603,858
Property, plant & equipment, less accumulated depreciation	180,379	182,303
Other assets
Goodwill	349,912	348,680
Identified intangible assets, less accumulated amortization	203,758	209,283
Investments	—	9,101
Deferred income tax assets	6,981	6,957
Other assets	13,216	14,315
Total other assets	573,867	588,336
Non-current assets of discontinued operations	2,551	2,921

Total Assets	$1,378,832	$1,377,418

Liabilities and Equity
Current liabilities
Accounts payable	$83,550	$80,417
Accrued expenses	104,863	105,466
Billings in excess of costs and estimated earnings	27,789	24,978
Current maturities of long-term debt and line of credit	26,399	22,024
Current liabilities of discontinued operations	1,782	2,070
Total current liabilities	244,383	234,955
Long-term debt, less current maturities	353,300	366,616
Deferred income tax liabilities	38,539	38,217
Other non-current liabilities	12,324	10,512
Non-current liabilities of discontinued operations	238	197
Total liabilities	648,784	650,497

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 37,631,630 and 37,983,114, respectively	376	380
Additional paid-in capital	222,714	236,128
Retained earnings	487,591	470,808
Accumulated other comprehensive income	1,499	2,052
Total stockholders’ equity	712,180	709,368
Non-controlling interests	17,868	17,553
Total equity	730,048	726,921

Total Liabilities and Equity	$1,378,832	$1,377,418

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$16,840	$16,756
Loss from discontinued operations	496	5,898
	17,336	22,654
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	21,894	18,169
Gain on sale of fixed assets	(8)	(793)
Equity-based compensation expense	3,120	3,973
Deferred income taxes	(434)	(2,836)
Equity in earnings of affiliated companies	(677)	(2,212)
Gain on sale of interests in German joint venture	—	(11,771)
Loss on sale of interests in Bayou Coating, LLC	472	—
Loss on foreign currency transactions	134	1,571
Other	2,243	1,926
Changes in operating assets and liabilities:
Restricted cash	(92)	(16)
Return on equity of affiliated companies	684	2,269
Receivables net, retainage and costs and estimated earnings in excess of billings	(26,771)	(2,263)
Inventories	(1,605)	(6,135)
Prepaid expenses and other assets	(345)	(3,407)
Accounts payable and accrued expenses	2,090	(4,357)
Other operating	984	148
Net cash provided by operating activities of continuing operations	19,025	16,920
Net cash used in operating activities of discontinued operations	(90)	(8,859)
Net cash provided by operating activities	18,935	8,061

Cash flows from investing activities:
Capital expenditures	(13,784)	(13,121)
Proceeds from sale of fixed assets	829	1,637
Patent expenditures	(1,730)	(359)
Sale of interests in German join venture	—	18,300
Sale of interest in Bayou Coating, L.L.C.	9,065	—
Net cash provided by (used in) investing activities of continuing operations	(5,620)	6,457
Net cash provided by investing activities of discontinued operations	90	774
Net cash provided by (used in) investing activities	(5,530)	7,231

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effects	5,013	901
Repurchase of common stock	(20,661)	(15,822)
Purchase of noncontrolling interest	(617)	—
Payment of earnout related to acquisition of CRTS, Inc.	—	(2,112)
Proceeds on notes payable	—	1,409
Principal payments on long-term debt	(8,915)	(12,500)
Net cash used in financing activities	(25,180)	(28,124)
Effect of exchange rate changes on cash	(124)	(2,612)
Net decrease in cash and cash equivalents for the period	(11,899)	(15,444)
Cash and cash equivalents, beginning of period	158,045	133,676
Cash and cash equivalents, end of period	$146,146	$118,232